EXHIBIT 10.40

GMH COMMUNITIES, LP

Taxable Notes

Series 2007

NOTE PURCHASE AGREEMENT

May 7, 2007

GMH Communities, LP

10 Campus Blvd.

Newtown Square, PA 19073

Attention:  Joseph M. Macchione, Executive Vice President & General Counsel

The undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its affiliates or subsidiaries (the “Purchaser”), hereby offers to enter into the following Note Purchase Agreement (this “Agreement”) with you (the “Issuer”) which, upon your acceptance of this offer, will be binding upon you and upon the Purchaser.  This offer is made subject to the acceptance by the Issuer of this Agreement, which acceptance shall be evidenced by the execution of this Agreement prior to 5:00 p.m., New York, New York time, on May 7, 2007 (the “Closing”).  All capitalized, undefined terms used herein shall have the meanings ascribed to them in the Indenture, hereinafter mentioned.

Section 1.                          Purchase and Sale of the Notes.  Upon the terms and conditions and upon the basis of the representations and agreements set forth herein, the Purchaser hereby agrees to purchase from the Issuer, and the Issuer hereby agrees to sell to the Purchaser, the Issuer’s Notes, Series 2007, in the aggregate principal amount of up to $100,000,000 (“Initial Notes), and any additional notes in the aggregate principal amount of up to $25,000,000 if and to the extent requested by the Issuer, and agreed to by the Purchaser, pursuant and subject to the terms of the Indenture, including, but not limited to, the fulfillment of certain conditions (as defined below) (the “ Additional Notes”) (the Initial Notes and the Additional Notes, collectively, the “Notes”).  The Notes are being sold by the Issuer to the Purchaser, a sophisticated institutional investor, which has conducted its own independent review of the security for the Notes, in a direct, private placement transaction, and no official statement or other offering document has been or will be prepared in connection with such sale and purchase transaction.

The Notes will be as described in, and will be issued and secured under the provisions of, the Trust Indenture, dated as of May 7, 2007 (the “Indenture”), by and between the Issuer and U.S. Bank Trust National Association, as trustee (the “Trustee”), the form of which is attached hereto as Exhibit A.  The Notes will be dated the date of issuance thereunder, will mature on the Maturity Date (as defined in the Indenture) and will be subject to optional redemption as set forth in the Indenture.

The Notes shall be issued in a single series and designated as “Series 2007,” each with an aggregate stated principal amount of at least U.S. $100,000 and integrals of U.S. $5000 in excess thereof.  The purchase price for the each Note will be 100% of the initial principal amount of the Note, plus accrued interest thereon calculated at the Note Rate from the dated date of the Note through the date of purchase by the Purchaser.

The Notes shall bear interest in accordance with Section 2.02 of the Indenture, and shall otherwise have the terms provided in the Indenture.

Section 2.                          Representations and Agreements of the Purchaser.  The Purchaser hereby represents that it:  (i) is a institutional investor, and (ii) if the Initial Owner disposes of all or a portion of the Notes, it will advise the transferee(s) that the transaction is being effected in reliance on Rule 144A, and to that end, will transfer only (A) to a Qualified Institutional Buyer under Rule 144A of the Securities Act, (B) to a trust or custodial arrangement the beneficial owners of which are required to be Qualified Institutional Buyers, and in the case of (A) above, which buyer has acknowledged that it has made its own review of the credit and further promises to require such assurances from any succeeding purchaser.

Section 3.                          Representations and Warranties of the Issuer.  The Issuer represents and warrants to the Purchaser (and it will be a condition of the obligation of the Purchaser to purchase and accept delivery of the Notes that the Issuer will so represent and warrant and agree as of the date of the Closing, and as of the date of issuance by the Issuer of any Notes) that:

(a)                                  The Issuer is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full legal right, power and authority (i) to enter into this Agreement and the other Transaction Documents to which it is a party, (ii) to issue, sell and deliver the Notes to the Purchaser pursuant to the Indenture and this Agreement as provided therein and herein, and (iii) to carry out and consummate the transactions contemplated by this Agreement, the Indenture, and the other Transaction Documents to which it is a party;

(b)                                 Good Standing.

(1)                                    The Issuer is qualified to do business and is in good standing in any state required in order to conduct its business, and has obtained all authorizations, approvals, licenses, consents and orders of any governmental authority, legislative body, board, agency or commission having jurisdiction over the subject matter have been duly obtained timely as required (except for any approvals, consents and orders as may be required under the Blue Sky or securities laws of any state in connection with the offering and sale of the Notes) that are necessary for the valid execution, delivery and performance by the Issuer of this Agreement, the Indenture and the other Transaction Documents to which it is a party;

(2)                                  Each Subsidiary of the Issuer and each subsidiary listed on Exhibit B hereto (each a “Designated Subsidiary” and, collectively, the “Designated Subsidiaries”) has been duly organized and is validly existing as a corporation, limited partnership, or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or limited partnership, or limited liability power and authority to own, lease and operate its properties and to conduct its business as described in the Indenture and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect (as defined below); all of the issued and outstanding capital stock of each Designated Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Issuer, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of the Designated Subsidiaries was issued in violation of any preemptive or similar rights of any securityholder of such Designated Subsidiary.

(c)                             The Issuer, concurrently with or prior to the acceptance hereof, has duly authorized and approved this Agreement, the Indenture, and the other Transaction Documents to which it is a party and has taken all necessary limited partnership action to authorize and approve the execution and delivery of, and the performance by the Issuer of, its obligations contained in this Agreement, the Notes, the Indenture, and the other Transaction Documents to which it is a party;

(d)                            To the Issuer’s knowledge, the Issuer is not in breach of or default in any material respect under any applicable law or administrative regulation of the State of Delaware, any department, division, agency or instrumentality thereof or the United States, or any applicable judgment or decree or any loan agreement, note, resolution, certificate, agreement or other instrument to which the Issuer is a party or is otherwise subject; and, the execution and delivery of this Agreement, the Indenture, the Notes and the other Transaction Documents to which it is a party and compliance with the provisions thereof will not conflict with or constitute a breach of or default under any applicable law or administrative regulation of the State of Delaware, any department, division, agency or instrumentality thereof or of the United States or any applicable judgment or decree or any loan agreement, note, resolution, certificate, agreement or other instrument to which the Issuer is a party or is otherwise subject;

(e)                             The Notes, when issued, authenticated and delivered in accordance with the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.   The Notes will conform in all material respects to the respective statements relating thereto in this Agreement and the Indenture.

(f)                               At the date of Closing, except as set forth on Schedule 3(f), there is no pending or, to the Issuer’s knowledge, threatened (in writing) action, suit, proceeding, inquiry or investigation at law or in equity or before or by any court, public board or body pending or threatened in writing (i) against or affecting the Issuer, GMH, the Guarantors, their Military Housing Affiliates and Subsidiaries or the Collateral (as defined in the Indenture); (ii) affecting or seeking to prohibit, restrain or enjoin the sale, issuance or delivery of the Notes or the application of the revenues in the Trust Estate pledged to pay debt service with respect to the Notes; or, (iii) wherein an unfavorable decision, ruling or finding would materially and adversely affect the Transaction or the validity of the Notes, this Agreement, the Indenture, or any agreement or instrument to which the Issuer is a party and which is used or contemplated for use in the consummation of the Transaction contemplated hereby;

(g)                            No Event of Default (as such term is defined in the Indenture) shall have occurred and be continuing;

(h)                            Any certificate signed by an Authorized Officer of the Issuer and delivered to the Purchaser shall be deemed a representation made by the Issuer to the Purchaser of the statements made therein;

(i)                                The financial statements, together with the related schedules and notes, the Issuer has disclosed to Purchaser during the latter’s performance of its due diligence related to this Transaction, and those attached as Exhibits to the Indenture present fairly the financial position of the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries related to the Military Housing Projects at the dates indicated on and for the periods specified in such statements; said financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved.  The pro forma financial statements of the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries related to the Military Housing Projects disclosed to the Purchaser during the latter’s due diligence present fairly in all material respects the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements, to the extent applicable, and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(j)                                Since the respective dates as of which information set forth in subsection (i), above, was disclosed to the Purchaser, except for any material adverse effect that may be caused by the failure of the West Point and/or Navy Southeast Military Housing Projects to close (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries related to the Military Housing Projects, which is considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Issuer, the Guarantor, and their affiliates and subsidiaries, other than those in the ordinary course of business, which are material with respect to the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries considered as one enterprise, and (C) except for regular quarterly dividends on the common shares of beneficial interest, par value $0.01 per share, of GMH (the “Common Stock(s)”) and quarterly distributions payable to holders of partnership interests in the Issuer are duly approved and declared by the Board of Trustees of GMH in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries on any class of capital stock.

(k)                             The authorized, issued and outstanding capital shares or partnership interests of the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries is as set forth in the financial statements, including the schedules and notes, as disclosed to the Purchaser.  The shares of issued and outstanding capital shares, partnership interests, or membership interests of the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock or membership interests of the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries was issued in violation of the preemptive or other similar rights of any securityholder of the Issuer or GMH.

(l)                                Except as set forth in Schedule 3(l), no labor dispute with the employees of the Issuer, GMH, the Guarantors, or their affiliates or subsidiaries exists or, to the knowledge of the Issuer, has been threatened (in writing), and the Issuer is not aware of any existing or threatened labor disturbance by the employees of any of its or any of its affiliates’ or subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

(m)                          The Issuer, GMH, the Guarantors, or their affiliates or subsidiaries have not taken, nor will the Issuer, GMH, the Guarantors, or their affiliates or subsidiaries take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Issuer, GMH, the Guarantors, or their affiliates or subsidiaries to facilitate the sale or resale of the Notes.

(n)                            No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Issuer its obligations hereunder, in connection with the offering, issuance or sale of the Notes hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Indenture by the Issuer, except such as have been already obtained.

(o)                            The Issuer, GMH, the Guarantors, and their affiliates and subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses

are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(p)                            The Issuer, GMH, the Guarantors, and their Military Housing Affiliates and Subsidiaries have good and marketable title to all real property owned or leased by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) set forth as Permitted Liens as set forth in the Indenture or as permitted indebtedness as set forth in Section 6.11 of the Indenture, and (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Issuer, GMH, the Guarantors, and their Military Housing Affiliates and Subsidiaries; all of the leases and subleases material to the business of the Issuer, GMH, the Guarantors, and their Military Housing Affiliates and Subsidiaries, considered as one enterprise, and under which the Issuer, GMH, the Guarantors, and their Military Housing Affiliates and Subsidiaries holds properties related to the Military Housing Projects (as defined in the Indenture), are in full force and effect, and the Issuer, GMH, the Guarantors, and their Military Housing Affiliates and Subsidiaries not have received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Issuer, GMH, the Guarantors, and their Military Housing Affiliates and Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Issuer, GMH, the Guarantors, and their Military Housing Affiliates and Subsidiaries thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

(q)                            Except such matters as would not, singly or in the aggregate, result in a Material Adverse Effect or such matters referenced in Schedule 3(f) or 3(l) hereto, (A) the Issuer, GMH, the Guarantors, and their Military Housing Affiliates and Subsidiaries are not in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened (in writing)

administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Issuer, GMH, the Guarantors, or their Military Housing Affiliates and Subsidiaries and (D) to the Issuer’s knowledge there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Issuer, GMH, the Guarantors or their subsidiaries relating to Hazardous Materials or Environmental Laws.

(r)                               GMH, on a consolidated basis with its affiliates and subsidiaries, maintains a system of internal control over financial reporting sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the most recent audited fiscal year of GMH on a consolidated basis with its affiliates and subsidiaries, there has been (1) no material weakness in its internal control over financial reporting (whether or not remediated) and (2) no change in its internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

(s)                             There is and has been no failure on the part of the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries or any of their directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(t)                               All United States federal income tax returns of the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided.  Except as set forth in Schedule 3(t), the United States federal income tax returns of the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries through the fiscal year ended December 31, 2006, have been settled and no assessment in connection therewith has been made against any of them.  The Issuer, GMH, the Guarantors, or their affiliates and subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  The charges, accruals and reserves on the books of the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(u)                            The Issuer, GMH, the Guarantors, and their affiliates and subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect.  The Issuer, GMH, the Guarantors, or their affiliates and subsidiaries have no reason to believe that it or any subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.  None of the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries has been denied any insurance coverage which it has sought or for which it has applied, except to the extent such denial would not cause a Material Adverse Change..

(v)                            The Issuer is not required, and upon the issuance and sale of the offered Notes as herein contemplated and the application of the net proceeds therefrom will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(w)                          Neither the Issuer, GMH, the Guarantors, nor their affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), has directly or indirectly solicited any offer to buy, sold, or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes in a manner that would require the offered Notes to be registered under the 1933 Act.

(x)                              The Notes are eligible for resale by the Purchaser pursuant to Rule 144A and will not be, at Closing, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

(y)                            None of the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries, or any person acting on any of their behalf (other than the Purchaser, as to whom no representation is made) has engaged or will engage, in connection with the offering of the offered Notes, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(z)                              Subject to compliance by the Purchaser with the representations and warranties of the Purchaser and the procedures set forth herein, it is not necessary in connection with the offer, sale and delivery of the offered Notes to the Purchaser and the initial resales by the Purchaser to each subsequent Purchaser in the manner contemplated by this Agreement, to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”).

(aa)                       None of the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries has, nor, to the knowledge of the Issuer, has any director, officer, agent, employee, affiliate or other person acting on behalf of the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(bb)                     The operations of the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer, Guarantor, or their affiliates and subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries, threatened (in writing).

(cc)                       None of the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries, or their directors, officers, agents, employees, or person acting on their behalf is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and none the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries will directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(dd)                     Except as disclosed in GMH’s filings under the 1933 Act or by the 1933 Regulations no relationship, direct or indirect, exists between or among any of the Issuer, GMH, the Guarantors, or their affiliates and subsidiaries, on the one hand, and any former or current director, officer, stockholder, customer or supplier of any of them (including any member of their immediate family), on the other hand, which is required by the 1933 Act or by the 1933 Regulations to be described in a registration statement on Form S-11.

(ee)                       The Issuer, GMH, the Guarantors, and their affiliates and subsidiaries are, and immediately after Closing and immediately upon consummation of the transactions contemplated herein will be, Solvent.  As used herein, the term “Solvent” means, with respect to an entity, on a particular date, that on such date (a) the fair market value of the assets of such entity is greater than the total amount of liabilities (including contingent liabilities) of such entity, (b) the present fair salable value of the assets of the entity is greater than the amount that will be required to pay the probable liabilities of such entity on its debt as they become absolute and mature, (c) the entity is able to realize upon its assets and pay its debts and other liabilities  (including contingent obligations) as they mature, and (d) the entity does not have unreasonably small capital.

(ff)                           Except as set forth in Schedule 3(ff), no event of default exists under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument constituting indebtedness to which the Issuer, GMH, the Guarantors, and their affiliates and subsidiaries are a party that would result in a Material Adverse Change.

Section 4.                          Delivery of the Notes.  On May 7, 2007, or on such other date or time as may be mutually agreeable to the Purchaser and the Issuer, upon the Trustee’s receipt of immediately available funds from the Purchaser, the Issuer shall execute and deliver to the Trustee, and the Trustee shall authenticate, the Notes and deliver them to the Purchaser as purchaser thereof, as directed by the Issuer.  Prior to the delivery by the Trustee of the first Drawing there shall be filed or deposited with the Trustee the following:  (a) a copy, duly certified by the Secretary or other Authorized Officer of the Issuer of the resolution of the Issuer authorizing the issuance of the Notes and the execution and delivery of the Indenture; (b) an executed counterpart of this Note Purchase Agreement; (c) a draw request, pursuant to the Indenture, to the Trustee on behalf of the Issuer and signed by an Authorized Officer of the Issuer to authenticate and deliver the Notes in accordance with the resolution of the Issuer; (d) and, an opinion of counsel to the Issuer stating that the Indenture and this Note Purchase Agreement have been duly and validly authorized by the Issuer and the Indenture and this Note Purchase Agreement have been executed and delivered by the Issuer and, assuming proper authorization and execution by the other parties thereto, the Indenture and this Note Purchase Agreement are valid and binding agreements, enforceable against the Issuer in accordance with their terms (subject to any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting the enforcement of creditors’ rights generally) and the Notes, upon execution by the Issuer and authentication by the Trustee in accordance with the terms of the Indenture, are valid and binding obligations, enforceable against the Issuer in accordance with their terms (subject to any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting the enforcement of creditors’ rights generally).  Upon receipt of these documents and amounts, the Trustee shall authenticate and deliver the Notes of the first Drawing to the Purchaser as purchaser thereof, but only upon payment to the Trustee of the purchase price of the first Drawing.

Section 5.                          Conditions to the Obligations of the Purchaser.  The Purchaser has entered into this Agreement in reliance upon the accuracy of the representations and agreements of the Issuer contained herein and to be contained in the documents and instruments in connection herewith and upon the performance by the Issuer of its obligations hereunder at or prior to the date of Closing, and at the time of any purchase by Purchaser of any Notes.  Accordingly, the Purchaser’s obligations under this Agreement to purchase, to accept delivery of and to pay for the Notes will be subject to the performance by the Issuer of its obligations to be performed hereunder and under such documents and instruments in connection herewith and also will be subject to the following conditions unless such conditions are specifically waived in writing by the Purchaser:

(a)                             The representations and agreements of the Issuer contained herein will be true, complete and correct on the date hereof and on the date of any purchase of any Notes by the Purchaser with the same effect as if made on the date of the Closing;

(b)                            At the time of the Closing or the purchase of any Notes by the Purchaser, the Indenture and the other Transaction Documents will be in full force and effect and will not have been amended, modified or supplemented, except as may have been agreed to by the Purchaser;

(c)                             At the time of the Closing or the purchase of any Notes by the Purchaser, all necessary action of the Issuer relating to the issuance and sale of the Notes will be in full force and effect and will not have been amended, modified or supplemented, except as may have been agreed to by the Purchaser;

(d)                            At or prior to the Closing or the purchase of any Notes by the Purchaser, the Issuer will have performed all of its obligations required under or specified in this Agreement, the Indenture and the other Transaction Documents to which it is a party, and the Purchaser will have received each of the following documents, in each case in form and substance reasonably acceptable to the Purchaser and its special counsel:

(i)                                Certificate of Limited Partnership filed in the Office of the Secretary of State of State of Delaware;
(ii)                             Initial Summary of Revenues of the Issuer;
(iii)                          the Indenture;
(iv)                         the Pledge and Security Agreement dated as of May 7, 2007;
(v)                            the Irrevocable Payment Instruction Letters dates as of May 7, 2007;
(vi)                         the Guaranty Agreement dated as of May 7, 2007;
(vii)                      Resolutions of the Issuer, GMH, and the Guarantors related to the Transaction;
(viii)                   Good Standing Certificates of the Issuer, GMH, and the Guarantors;

(ix)                           Certificates as to Incumbency of the Issuer, GMH, the Guarantors;
(x)                              Fee Letter between the Issuer and Purchaser;
(xi)                           Delaware Financing Statement relating to the Indenture;
(xii)                        Officer’s Certificate of the Trustee with respect to the Indenture, the Fee Letter, and any other Transaction Document to which it is a party;
(xiii)                     UCC lien searches of the Issuer, GMH, and the Guarantors; and,
(xiv)                    Such other documents, certificates and other written instruments as the Purchaser may reasonably require.

(e)                             At or prior to the Closing, the Purchaser will have received each of the following legal opinions (i) in form and substance acceptable to the Purchaser and its special counsel, (ii) addressed to the Purchaser, and (iii) provided by counsel acceptable to the Purchaser, as follows:

(A)                              Enforceability opinion of the Issuer with respect to the Indenture, this Agreement, the Notes, and any other Transaction Documents to which it is a party;
(B)                                Enforceability opinion of GMH and the Guarantors with respect to the Guaranty Agreement and any other Transaction Document to which it they are a party;
(C)                                Enforceability opinion of Issuer and the Guarantors with respect to the Pledge and Security Agreement, and any other Transaction Document to which it they are a party;
(D)                               Opinion or opinions with respect to perfection and priority matters respecting the Indenture, the Pledge and Security Agreement, and the Financing Statements;
(E)                                 Opinion with respect to certain securities law matters relating to the Notes;
(F)                                 Opinion with respect to Issuer and the Guarantors and, that each has taken all necessary steps, including, without limitation, the consent of any party, to pledge the Collateral specified in the Indenture and the Pledge and Security Agreement, respectively, to the Trustee; and,
(G)                                Such other opinions of counsel addressing such matters as the Purchaser and its special counsel, may reasonably require.

(f)                               At or prior to the Closing, the Purchaser will have received a commitment fee in the amount of $1,000,000.

If the Issuer is unable to satisfy the conditions to the obligations of the Purchaser to purchase, to accept delivery of and to pay for the Notes contained in this Agreement and the Indenture, or if the obligations of the Purchaser to purchase, to accept delivery of and to pay for the Notes are terminated for any reason permitted by this Agreement, this Agreement will terminate and the Purchaser and the Issuer will not be under further obligation hereunder, except that the obligations of the Issuer in Section 6 and in the representations and agreements of the Issuer contained herein will continue in full force and effect.

Section 6.                          Representations and Agreements To Survive Delivery; Term of Agreement.  All of the Issuer’s representations and agreements under this Agreement shall remain operative and in full force and effect, regardless of any investigations made by the Purchaser or on its behalf, and shall survive delivery of the Notes to the Purchaser.

This Agreement shall be in full force and effect from the date hereof and continue in effect until April 30, 2010, or such later date as shall be agreed to by the parties hereto.

Section 7.                          Payment of Expenses.  Whether or not the Notes are sold to the Purchaser (unless such sale shall be prevented at the Closing by the default of the Purchaser), the Purchaser shall be under no obligation to pay any expenses incident to the performance of the Issuer’s obligations hereunder.  The Issuer agrees to pay all expenses incident to the performance of its obligations hereunder, including, but not limited to, (a) the cost of preparing, printing, reproducing, registering, safeguarding, transporting and authenticating the Notes and CUSIP Numbers, (b) the reasonable fees and expenses of Hunton & Williams LLP, as special counsel, in connection with the negotiation and execution of the Transaction, to the Purchaser, (c) the fees and expenses of the Issuer in connection with the issuance and sale of the Notes, (d) the reasonable fees and expenses incurred by the Trustee and its counsel, and (e) the other reasonable expenses incurred by Purchaser.

Section 8.                          Miscellaneous and Notice.  This Agreement shall inure to the benefit of the Purchaser and the Issuer and their respective successors and assigns.  Nothing in this Agreement is intended or shall be construed to give any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.

Any notice or other communication to be given to the Issuer under this Agreement may be given by mailing or delivering the same in writing at the address set forth above, with a copy to G. Scott Rafshoon, McKenna Long & Aldridge LLP, 303 Peachtree St. Suite 5300, Atlanta, GA 30308; any notice or other communication to be given to the Purchaser under this Agreement may be given by mailing or delivering the same in writing to the Purchaser as follows: Merrill Lynch & Co., World Financial Center, 4 World Financial Center, North Tower 9th Floor 250 Vesey Street, New York, New York 10080, Attention:  Kacie Carl, with a copy to Merrill Lynch & Co., North Tower 9th Floor, 4 World Financial Center, 250 Vesey Street, New York, New York 10080, Attention:  David Notkin.

No officer, agent or any employee of the Issuer shall be charged personally by the Purchaser with any liability, or held personally accountable to the Purchaser, under any term or provision of this Agreement, or because of its execution or attempted execution, or because of any breach, or attempted or alleged breach, of this Agreement.

Section 9.                                          Subsequent Offers and Resales of the Securities.

(a)                                  Offer and Sale Procedures.  Each of the Purchaser and the Issuer, as the case may be, hereby establish and agree to, severally and not jointly, observe the following procedures in connection with the offer and sale of the Notes:

                                                (i)                                     Offers and Sales to Qualified Institutional Buyers.  Offers and sales of the Notes shall only be made to persons whom the offeror or seller reasonably believes to be qualified institutional buyers, as defined in Rule 144A under the 1933 Act (“Qualified Institutional Buyers”).

                                                (ii)                                  No General Solicitation.  No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) shall be used in the United States in connection with the offering or sale of the Notes.

Section 10.                                   Applicable Law; Nonassignability, Forum Selection Provision.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.  This Agreement shall not be assigned by the Issuer without the prior written consent of the Purchaser.

Each of the parties hereto (i) hereby irrevocably submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the rights of any party to remove to the United States District Court for the Southern District of New York) and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any suit, action or other proceeding arising out of this Agreement, or the subject matter hereof or any of the transactions contemplated hereby or thereby brought by any of the parties hereto or their successors or assigns, (ii) hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable governmental rule, in such Federal court, and (iii) to the extent permitted by applicable law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  A final judgment obtained in respect of any action, suit or proceeding referred to in this Section 9 shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any manner as provided by applicable law.  Each of the parties hereto hereby consents to service of process in connection with the subject matter specified in the first sentence of this Section 9 in connection with the above-mentioned courts in New York by registered mail, Federal Express, DHL or similar courier at the address to which notices to it are to be given, it being agreed that service in such manner shall constitute valid service upon such party or its respective successors or assigns in connection with any such action or proceeding only; provided, however, that nothing in this Section 9 shall affect the right of any of such parties or their respective successors or assigns to serve legal process in any other manner permitted by applicable law.

[Remainder of this Page Intentionally Blank; Signature Page Follows]

Execution of Counterparts; Effective Upon Acceptance.  This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.  This Agreement shall supersede all previous agreements relating to the same subject matter between the parties and shall become effective upon acceptance by the Issuer as evidenced by the execution hereof by an authorized officer of the Issuer as set forth below.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER
& SMITH INCORPORATED

By:	/s/ Edward H. Curland
Name: Edward H. Curland
Title: Managing Director

Accepted as of the date first
above written:

GMH COMMUNITIES, LP, a Delaware Limited Partnership

By: GMH COMMUNITIES GP TRUST
a Delaware Statutory Trust, its General Partner

By:	/s/ Joseph M. Macchione
Name: Joseph M. Macchione
Title: Vice President and Secretary

EXHIBIT A

FORM OF INDENTURE

The Indenture can be found behind Tab 2 of the Transcript of Proceedings relating to the aforementioned Notes.

EXHIBIT B

DESIGNATED SUBSIDIARIES

1.             GMH Communities, LP

2.             GMH Communities TRS, Inc.

3.             GMH Military Housing, LLC

4.             GMH Military Housing Investments, LLC

5.             GMH Military Housing Development LLC

6.             GMH Military Housing Construction LLC

7.             GMH Military Housing Management LLC

8.             GMH/Benham Military Communities LLC

9.             GMH Military Housing - Stewart Hunter LLC

10.           Stewart Hunter Housing LLC

11.           GMH Independent Member I, Inc.

12.           GMH Military Housing - FDWR LLC

13.           FDWR Parent LLC

14.           Fort Detrick/Walter Reed Army Medical Center Housing LLC

15.           GMH Independent Member II, Inc.

16.           GMH/Phelps Military Communities LLC

17.           GMH Military Housing - AETC Limited Partner LLC

18.           GMH Military Housing - AETC General Partner LLC

19.           AETC Housing LP

20.           GMH AETC Management/Development LLC

21.           GMH AETC Housing Construction LLC

22.           GMH Military Housing - Fort Carson LLC

23.           GMH Military Housing Management - Fort Carson LLC

24.           Fort Carson Family Housing, LLC

25.           GMH Military Housing - Fort Gordon LLC

26.           Fort Gordon Housing LLC

27.           GMH/Army Integrated LLC

28.           GMH Military Housing - Carlisle/Picatinny General Partner LLC

29.           Carlisle/Picatinny Family Housing LP

30.           GMH Military Housing - Carlisle/Picatinny Limited Partner LLC

31.           GMH Military Housing - Navy Northeast LLC

32.           Northeast Housing LLC

33.           GMH Northeast Housing Design/Build LLC

34.           GMH Military Housing - Bliss/WSMR General Partner LLC

35.           Fort Bliss/White Sands Missile Range Housing LP

36.           GMH Military Housing -  Bliss/WSMR Limited Partner LLC

37.           GMH Military Housing - Hampton Roads LLC

38.           Fort Eustis/Fort Story Housing LLC

39.           GMH Military Housing - Fort Hamilton LLC

40.           LB Fort Hamilton, LLC

41.           Fort Hamilton Housing LLC

SCHEDULE 3(f)

1. In re: GMH Communities Trust Securities Litigation.  Consolidated class action lawsuit claiming fraudulent SEC filings by GMH.  More details of this litigation are set forth in GMH’s filings with the SEC, which are incorporated herein by this reference.

2. Forbes lawsuit.  Plaintiffs allege that GMH provided false and misleading financial information.  This suit is similar to No. 1, above. The plaintiffs were not included in the class action suit because they are unit holders and not shareholders.  More details of this litigation are set forth in GMH’s filings with the SEC, which are incorporated herein by this reference.

3. Jeffrey M. Brown Associates, Inc. (“JMB”).  On November 9, 2006, JMB (the construction contractor for the Fort Hamilton project) presented a claim in the amount of approximately $8 million for extra costs above the guaranteed maximum price for its contract.  The majority of the claim (approximately $7.9 million) relates to asserted post-contract adjustments in the scope of work and the withdrawal of the proposed modular home supplier. Management disputed the claim but agreed to meet with JMB to discuss the claim and possible settlements. On January 18, 2007, JMB proposed a settlement that would involve a change order to increase the Guaranteed Maximum Price for new construction at Fort Hamilton by approximately $1.7 million and the cessation of further renovation work by JMB at both Fort Hamilton and the Mitchel Manor portion of the Navy Northeast project, where JMB is a subcontractor.  As part of this proposed settlement, JMB would retract approximately $6.3 million of its original claim.  On February 23, 2007, GMH Military Housing issued a letter back to JMB, in response to its prior settlement proposal, indicating the company’s counteroffer for potential settlement terms between the parties.  Any settlement is likely subject to approval by the Army and the financing parties for Fort Hamilton, and possibly the Navy and the financing parties for the Navy Northeast project if the settlement also involves JMB’s work for the Navy Northeast project.  In April, 2007, JMB submitted change orders in the amount of approximately $990,000 and they are under consideration by management.  However, management believes that the change orders are without merit.  At this time, management believes that an agreement will be reached with JMB if the other necessary parties consent. In addition, JMB holds a renovation contract for work to be completed at the project.  GMH plans to assume the remaining renovation contract under a revised scope that is to be approved by the appropriate financing parties.  If an agreement is not reached, and JMB were to file suit and prevail against the Fort Hamilton project entity, GMH Communities LP could potentially become liable under the Guaranty of Completion covering the project, which is discussed below.  The project entity also could be liable apart from the completion guaranty, given that the project entity is the party to the construction contract with JMB.

Guaranty of Completion: A Guaranty of Completion exists between GMH Communities LP, as guarantor (through assignment of rights and obligations from GMH Capital Partners, L.P.), in favor of The Bank of New York as master trustee under the Trust Indenture covering the bonds financing the Fort Hamilton project.  Under the terms of this Guaranty, the guarantor has guaranteed that the project will be fully and timely performed and completed in accordance with the plans/specifications, “Guaranteed Maximum Price” and construction schedule as set out in the related project construction contract. In addition, the project entity has the same obligations to complete the construction schedule under the terms of the Trust Indenture.  Management believes that any change order increasing the Guaranteed Maximum Price of JMB’s construction contract as part of the settlement will result in a corresponding increase to the Guaranteed Maximum Price for purposes of the Guaranty because the definition of Guaranteed Maximum Price in the Guaranty is tied to JMB’s construction contract.  Moreover, because any settlement and change order with JMB would likely require the consent of the financing parties for Fort Hamilton, management intends to document any such consent in a manner that would provide a corresponding increase in the Guaranteed Maximum Price for purposes of the Guaranty.  However, if a settlement with

JMB is not reached and JMB were to prevail on its claim, it is possible that GMH Communities LP would be liable for the amount of the claim above the Guaranteed Maximum Price.

4. Northeast Housing LLC v. Pezza CMS, Inc.  In 2005, GMH Military Housing Management entered into several contracts with Pezza CMS, Inc. (“Pezza”), a construction contractor, to perform renovation work for the Navy NE project in Connecticut and Rhode Island.  Pezza failed to complete those projects and also failed to pay its subcontractors; therefore GMH terminated the contracts in April, 2006.  GMH paid the unpaid subcontractors all sums owed by Pezza (approximately $283k) so that the subcontractors would not file mechanics leans against the properties.  In addition, GMH hired new contractors to finish the work for about $200k.

In retaliation for GMH terminating its contracts, Pezza filed an Intent to File Mechanics Liens in RI and CT.  GMH received lien waivers for all of the work performed by Pezza and has paid either Pezza or its subcontractors for all work performed; therefore the risk of Pezza actually perfecting the liens and successfully collecting on the liens is minimal.

In Rhode Island, Pezza had to act within 3 months of filing the Intent to Lien to perfect its lien position.  Pezza failed to do so, causing its Intent to Lien and any future opportunity to lien the property for this work to be relinquished.

In Connecticut, Pezza has to act within 1 year of filing the Intent to Lien to perfect its lien position.  This time period will run off in about four months.  Pezza has indicated in its Intent To File Liens that it intends to file liens in the amount of $230,921.93.  GMH has entered into an escrow agreement placing the full amount of the liens in escrow pending the outcome of litigation against Pezza (which should result in the liens being expunged).

GMH filed a complaint against Pezza on October 26, 2006 seeking compensation from Pezza of over $1,000,000 for (i) the amount paid to subcontractors ($283k), (ii) the amount paid contractors to finish the work ($200k), (iii) lost rental because of the delay caused by Pezza ($583k), plus (iv) attorneys fees.  The complaint also seeks to eliminate the CT Intent to File Mechanics Liens.  The case is now in the discovery phase of this litigation.

The CT liens will be relinquished in four months if Pezza does not take any action to perfect its liens.  This 1-year CT hurdle will occur prior to the court making any decision on the liens.  The court will not have to act to relinquish the liens if the 1-year mark comes and goes without Pezza filing its liens.  Then, what will remain in the complaint is GMH’s action for damages.

5. West Point:  Subsidiaries of the Issuer are engaged in defending a protest filed at the Government Accountability Office by Forest City Military Communities LLC with respect to the West Point Military Housing Project.  Forest City has asked the GAO to review whether the U.S. Army properly implemented the evaluation scheme under the Army’s solicitation when it selected GMH for the West Point project.  An outcome is expected on or before July 5, 2007.  A determination in support of Forest City could result in the loss of the West Point project.

SCHEDULE 3(l)

1.             GMH Military Housing Management LLC is currently in contract negotiations with the Transport Workers Union, Local 527 at Fort Gordon in Augusta, GA.

2.             GMH believes that at 9 of the 11 bases involved in the Navy Southeast Project, predecessor contractors have employees that are represented by unions.  GMH is in the process of due diligence to determine which bases within the Navy Southeast Project are represented.  GMH may have an obligation to bargain with the unions if GMH is, in fact, a successor to the prior contractor and a majority of GMH’s employees employed at each base were formerly employed by the prior contractors. In determining whether GMH is a successor to the prior contractor, the NLRB will look at the totality of the circumstances and determine whether GMH continues without interruption or substantial change the same business operation as the prior contractor.

SCHEDULE 3(t)

1.             No 2006 tax returns have been filed as of May 7, 2007, but all such returns have been properly extended.  All estimated tax payments for 2006 have been paid.

2              GMH Military Housing, LLC’s 2004 2-month Federal return is under audit by the IRS.  To date, the auditor has not proposed any adjustments.

SCHEDULE 3(ff)

1.  Navy Northeast.

There are a number of provisions under the Project Documents for the Navy Northeast project that could not be met as a result of construction delays implemented upon notice of the BRAC determinations. Management has been working with the Navy, its construction partners and the bondholder parties since the BRAC announcements to ensure that decisions to delay construction work at certain sites under the project were done with full knowledge of all third parties (and that such third parties were given the opportunity to object to any such actions before they were taken). The project entity has distributed notices to relevant third parties regarding the construction delays, and has included references to the construction delays in numerous draw requests submitted to the trustee and bondholder representative throughout 2006. Each of these draw requests have been subsequently approved by the requisite parties, despite this indication of the construction stoppage and the attendant implication that constructions requirements under the transaction documents would continue to be “off-schedule” going forward.

The Managing Member of the Navy Northeast project is in the process of negotiating the terms of a re-financing of the outstanding bond issuance on behalf of the joint venture with the Navy, together with an amendment and restatement of all related project documents that will incorporate necessary changes to reduce the project scope in line with the BRAC-affected sites. Currently, management expects that a proposal to re-finance the outstanding bonds will be distributed to bondholders in May, and that a closing on the re-financing and complete amendment/restatement of the project documents will be completed during the third quarter of 2007..The legal documents to be amended and restated in connection with the restructuring, including the Trust Indenture, have been prepared in draft form by the project entity’s legal counsel and have been under review by the Navy’s counsel as well.

Trust Indenture: In the meantime, the project entity is currently in default of the terms of the Trust Indenture, which required that a certain number of new housing units be constructed by December 31, 2006.  In addition, the project entity has not met, and is expected to continue not to meet, the various construction/renovation deadlines contained in schedules to the Design/Build Agreement covering the project.  Upon the trigger of an event of default under the terms of the Trust Indenture, the bondholders may exercise various remedies, including the right to declare the full principal of all bonds outstanding and interest accrued thereon and the “make whole premium,” if any, immediately due and payable. This right to accelerate the bond payments is provided under Section 8.02 of the Trust Indenture and requires the Trustee to provide written notice upon the request of a majority of the bondholders. Management has been in contact with the trustee, the bondholder representative, and (through the investment bankers engaged in connection with the re-financing) the holders of a majority of the outstanding bonds. Each of these parties has been aware of the continuing construction/renovation stoppages at BRAC-affected sites and is awaiting additional information on the proposed terms of the project re-financing. Management has received no indication of intent by the bondholders to accelerate the bonds.

In connection with draw requests, the project owner is required to submit a compliance certificate that effectively brings-down each of the representations and warranties under the Trust Indenture as of the date of the draw request. Given the default under certain sections of the Trust Indenture, compliance certificates have been modified to indicate that the project owner is not in compliance with the representation of Section 4.38 of the Trust Indenture. While the trustee approves the draw requests, the bondholder representative directs the trustee whether to approve or disapprove a draw request. The bondholder representative approved the most recent draw request, and based on management’s discussions with the bondholder representative, management expects the bondholder representative to continue approving draw requests pending restructuring the project.

Completion Guaranty: Under the terms of this document, GMH Communities, LP has provided a guaranty in favor of the Department of the Navy to perform and complete (i) the design build manager’s obligations under the Design/Build Agreement, as well as (ii) certain obligations of the project owner, including the payment of up to $5.0 million in operating deficits under the Trust Indenture. The Guaranty provides that so long as the design/build manager performs its obligations under the Design/Build Agreement in accordance with its terms, that the Guarantor shall have no obligation under the Guaranty with respect to the design/build terms; and if the project owner pays the costs described in the definition of “owner obligations” then Guarantor also shall have no obligation under the Guaranty with respect to the “owner obligations.” So long as a default exists under the terms of the Design/Build Agreement, the Guarantor will be responsible for completion and performance of the work under that agreement. As discussed above, the current construction/renovation scope and timing for performance of construction/renovation is expected to be modified under the Design/Build Agreement in connection with the project restructuring. In addition, with respect to payment of any operating deficits under the Trust Indenture, management is currently unaware of any such costs that are not otherwise being paid for by the project owner.

Side Letter: On April 7, 2005, Northeast Housing, LLC (the project entity) obtained approximately $2.9 million of funds from the project’s account referred to as “ORA” (Operating Reserve Account) to cover a cash shortfall under the project. The funds were used to make required interest payments for the outstanding bonds under the Trust Indenture. Under the terms of the side letter agreement, GMH Military Housing – Navy Northeast LLC (as managing member of the project entity) requested that the ORA funds be considered a loan by in accordance with the terms of the operating agreement for the project owner, and that the loan carry a 0% interest rate and become payable due subsequent to the development period under the operating agreement.

Management is currently working to require the payment of the borrowed ORA funds by the project owner in connection with the restructuring of the project. Based on discussion with the Navy to date, this modification to the project documents will be permitted. In the event that the project owner repays, or becomes responsible for payment of, the previously borrowed ORA funds, then the obligation of GMH Communities, LP to otherwise guaranty this “operating deficit” will be excluded from the Guaranty.